Exhibit 23.1










                          THE GILLETTE COMPANY
                  GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

                          Financial Statements

                            December 31, 1994


               (With Independent Auditors' Report Thereon)













Independent Auditor's Report


The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:

We have audited the statement of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 1994 and the related statement of changes in net assets available for plan benefits for the period from June 1, 1994 to December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1994 and the changes in net assets available for plan benefits for the period from June 1, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.



March 15, 1995

THE GILLETTE COMPANY
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Statement of Net Assets Available for Plan Benefits

December 31, 1994

Assets:
Investment in The Gillette Company common stock (at market value) $ 1,526,887
Cash                                                                      248
Employee contributions receivable                                     212,119
Employer contributions receivable                                      64,997

  Net assets available for plan benefits                           $ 1,804,251

See accompanying notes to financial statements.

THE GILLETTE COMPANY
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Statement of Changes in Net Assets Available for Plan Benefits

For the period from June 1, 1994 to December 31, 1994

Additions to net assets attributed to:
  Investment income:
    Dividends on The Gillette Company common stock                 $     3,178
      Realized gains on investments sold                                   378
      Unrealized appreciation in the market value of investments        67,414
                                                                        70,970
  Contributions:
    Employee                                                         1,339,168
    Employer                                                           400,468
                                                                     1,739,636

      Total additions                                                1,810,606

Deductions from net assets attributed to:
  Benefit payments                                                       6,355

    Net increase                                                     1,804,251

Net assets available for plan benefits:
  Beginning of period                                                      -

  End of period                                                    $ 1,804,251

See accompanying notes to financial statements.

THE GILLETTE COMPANY
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Notes to Financial Statements

December 31, 1994


(1)Description of the Plan
 The Gillette Company Global Employee Stock Ownership Plan (the "Plan") is a defined contribution plan sponsored by The Gillette Company (the "Company"). The following provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

 GENERAL
 The Plan was adopted by the Board of Directors of the Company on December
  16, 1993 to become effective June 1, 1994. Its goal is to provide eligible Gillette employees the opportunity to purchase common stock of the Company through payroll deduction and Company contributions. All Plan assets are held by the Plan Fiduciary, Banque Internationale a' Luxembourg (the "Fiduciary"). Buck Consultants has been appointed to serve as record keeper for the Plan.

 ELIGIBILITY
 Employees eligible to participate in the Plan include all regular employees of participating subsidiaries of the Company with the exception of employees considered to be an executive, officer, director, or 10% shareholder of the Company and employees eligible for a savings plan maintained in the United States, Canada, or Puerto Rico. Eligible employees may enroll in the Plan on the first day of each calendar quarter and on the initial participation date for each participating subsidiary.

 CONTRIBUTIONS
 Eligible employees may contribute 2% to 10% of their compensation to the Plan through payroll deductions. A participating employee may change the rate of their contribution once each calendar quarter.

 Employer contributions are made to the accounts of participants who are contributing to the Plan in amounts equal to 1% of participant's eligible pay.

 INVESTMENTS
 All employee and employer contributions are converted into U.S. dollars and then invested in shares of the Company stock generally on the 15th day of each month (or if that date is not a business day, the next preceding business day). Sales of Company stock are made generally on the last business day of each month end and subsequently converted into the applicable local currencies to pay Plan benefits. Any dividends on shares of the Company stock are invested in additional shares of the Company stock.

 VESTING
 Participants are immediately vested in all shares of Company stock credited to their respective Plan accounts.

 BENIFIT PAYMENTS
 Distributions of account balances will be made when the employment of a participant ceases unless upon retirement, the participant's account is credited with at least 100 shares of Company stock and the participant elects to defer payment. If an election is made to defer the distribution, each retiree may make up to two requests a year for distributions of all or a portion of their account balance.


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PAGE 2


THE GILLETTE COMPANY
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Notes to Financial Statements


 For those retirees who do not elect to defer payment and for all other participants who terminate employment for reasons other than retirement, a distribution of Plan benefits is made in the form of a lump sum payment.

 All distributions are made in cash, unless the participant elects to receive the benefit payment in the form of shares of the Company common stock; however, in the event of a participant or retiree's death, all distributions will be made in the form of a lump sum cash payment.

 While employed, a participant may elect to take up to two in-service withdrawals from their account balances during a calendar year. Shares purchased with Company contributions and dividends thereon are not eligible for in-service withdrawal until 24 months from their date of purchase.

 Plan Expenses
 Brokerage commissions, fees and other security transaction costs are paid by participants as part of the purchase and sale of Company Stock.

 All contributions and cash dividends awaiting investment are held in an interest bearing account maintained by the Plan Fiduciary. Any interest earned on the account will be used to pay administrative expenses of the Plan. Any remaining costs of administering the Plan are allocated and paid by the Company subsidiaries participating in the Plan.

(2)  Summary of Significant Accounting Policies
 Basis of Presentation
 The accompanying financial statements are presented on the accrual basis of accounting. Investments

 Investments in the Company common stock are stated at fair value, based on the composite closing price of the stock on the New York Stock Exchange as reported by Reuters. Purchases and sales of the Company common stock are recorded on trade date (the date the order to buy or sell is executed).

 Dividend income is recorded on the ex-dividend date net of any U.S.
  withholding taxes. Realized gains and losses are based upon the identified cost method.

 Cash
 Amounts shown as cash reflect foreign cash balances held by the Fiduciary that are to be invested in Company stock in the following month. The balances have been translated into U.S. dollars using the effective exchange rates as of December 31, 1994.

 Contributions Receivable
 Contributions held at the participating subsidiaries and pending transfer to the Fiduciary have been translated into U.S. dollars using the effective exchange rates as of December 31, 1994.

THE GILLETTE COMPANY
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Notes to Financial Statements


(3) Investment in Gillette Company Stock
 Investments held by the Plan at December 31, 1994 were as follows;

                                                 Cost     Market

 The Gillette Company Stock (20,427 shares) $ 1,459,474  1,526,887

 The realized gains on investments in The Gillette Company Stock were determined as follows:
                          Proceeds on sales of investments  $ 6,345
                          Cost of investments sold            5,967
                                                            $   378

(4) Plan Participants
 As of December 31, 1994 the Plan had 1,599 participants employed at Company subsidiaries located in Germany, the United Kingdom, Switzerland, Austria and New Zealand.

(5) Plan Amendment and Termination
 Although the Company intends to continue the Plan indefinitely, it reserves the right on behalf of itself and its participating subsidiaries to modify or terminate the Plan at any time; however, the Plan may not be amended to adversely affect the rights of participants with respect to shares previously credited to their accounts.

 In the event of termination, the assets held by the Plan Fiduciary may continue to be held subject to the provisions of the Plan, or at the direction of the Board of Directors of the Company, the assets of the Plan may be distributed to the participants.

(6) Tax Status
 The Plan is not qualified under Section 401(a) of the Internal Revenue
  Code, and is exempt from the provisions of Title I of ERISA pursuant to
  Section 4(b)(4) thereof. The Company believes that the Fiduciary should be viewed as a directed custodian and that, for U.S. tax purposes, the participating employees should be treated as the owners of the shares of Company stock held for their account under the Plan.

 The Company has applied to the Internal Revenue Service for rulings on the withholding of U.S. taxes on dividends paid by the Company with respect to the shares of Company stock held under the Plan and on related matters.

(7) Subsequent Events
 From December 31, 1994 through the date of this report, Company subsidiaries in Chile, Peru, and Singapore commenced participation in the Plan.